UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2013

ALTERA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-16617	77-0016691
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Innovation Drive, San Jose, California		95134
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 544-7000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 21, 2013, Altera Corporation (the “Company”) entered into a Foundry and Manufacturing Customer Agreement (the “Frame Agreement”) with Intel Corporation (“Intel”). Under the Frame Agreement, which governs the general terms and conditions of the supply arrangement between the parties, the parties may enter into future product addenda pursuant to which Intel will manufacture and supply the Company’s advanced products. The Frame Agreement provides that Intel will continue to support production of the Company’s products for at least twelve (12) years from the later of the quarter following production launch of Intel’s lead product in the applicable node or availability of initial foundry design kits for the applicable technology node to be used by the Company; the Company will also have a last time buy opportunity. In the event of early termination of production support by Intel, Intel has agreed to pay an early termination fee. Intel has also agreed, under certain circumstances, to restrict its rights (1) to produce programmable logic devices (as defined in the Frame Agreement) (“PLDs”) for third parties; (2) to sell PLDs under its own brand; and (3) to invest in or acquire companies whose principal business is the sale of PLDs.

The foregoing description does not purport to be complete and is qualified in its entirety by the full text of the Frame Agreement, a copy of which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ended March 30, 2013. The Company intends to submit a FOIA confidential treatment request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, requesting that it be permitted to redact certain portions of the Frame Agreement. The omitted material will be included in the request for confidential treatment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTERA CORPORATION

/s/ Katherine E. Schuelke
Katherine E. Schuelke
Senior Vice President, General Counsel, and Secretary

Dated: February 25, 2013